UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

JCK Legacy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street

Sacramento, CA 95816

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1844

The McClatchy Company

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Class A Common Stock, par value $.01 per share	MNIQQ(1)	N/A(1)

(1)On February 21, 2020, the NYSE American filed a Form 25 with the Securities and Exchange Commission (the “SEC”) to delist the Class A Common Stock of The McClatchy Company. The delisting became effective 10 days after the Form 25 was filed. The deregistration of the Class A Common Stock under section 12(b) of the Securities Exchange Act of 1934 became effective on May 21, 2020, 90 days after the filing of the Form 25. Following deregistration of the Class A Common Stock under Section 12(b) of the Securities Exchange Act of 1934, the Class A Common Stock shall remain registered under Section 12(g) of the Securities Exchange Act of 1934. Beginning on February 16, 2020, the Class A Common Stock was quoted on the OTC Pink Market under the symbol “MNIQQ.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01	Entry into a Material Definitive Agreement.

The McClatchy Company, now known as JCK Legacy Company (the “Company”) entered into a pension transition services agreement (the “TSA”) between The McClatchy Company Retirement Plan (the “Plan”), the Company and SIJ, LLC (“NewCo”, an affiliate of the Purchaser, defined below), effective as of September 3, 2020, in order to ensure an orderly transition of the Plan to the Pension Benefit Guaranty Corporation (“PBGC”). Pursuant to the TSA, NewCo will provide non-discretionary administrative services (the “Services”) to the Plan and will be reimbursed by the Plan for all expenses attributable to the provision of such Services. The foregoing description of the TSA is not complete and is qualified in its entirety by reference to the TSA, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On September 4, 2020, the Plan was terminated as of August 31, 2020, and trusteed by PBGC.

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, the Company had access to an aggregate principal amount of $50 million of debtor-in-possession financing on the terms set forth in that certain Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) among Encina Business Credit, LLC, as administrative agent for each member of the Lender Group and the Bank Product Providers, the Company, as a debtor and debtor-in-possession, and certain of the Borrowers party thereto. On September 4, 2020, in connection with, and effective as of, the Closing of the Sale Transaction (as defined below), the DIP Credit Agreement was terminated, along with the obligations of the parties thereunder.

Also on September 4, 2020, in connection with, and effective as of, the Closing of the Sale Transaction, the debt underlying the indenture for the Company’s Senior Secured Notes due 2026 (the “First Lien Notes”) was extinguished as to the Company, along with the obligations of the Company thereunder.

The information set forth under Item 1.01 and 2.01 of this Form 8-K are incorporated into this Item 1.02 by reference.

Item 2.01	Completion of Acquisition of Disposition of Assets.

As previously disclosed, on July 24, 2020, the Company entered into an asset purchase agreement, by and among the Company, the Company subsidiaries listed on the signature pages thereto, SIJ Holdings, LLC (the “Purchaser”), and, solely for purposes of Sections 5.19 and 5.20, Chatham Asset Management, LLC, and, solely for purposes of Section 8.3, Chatham Asset High Yield Master Fund, Ltd. (the “APA”), pursuant to which the Purchaser agreed to acquire substantially all of the Company’s assets for a purchase price of approximately $312 million, comprised of (i) a credit bid of the Company’s First Lien Notes of an aggregate principal amount of $262,851,000 and (ii) $49,152,903 in cash (the “Sale Transaction”). On August 4, 2020, the Bankruptcy Court for the Southern District of New York approved an order authorizing the Sale Transaction with the Purchaser pursuant to the APA. On September 4, 2020, the Company completed the Sale Transaction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing of the Sale Transaction (the “Closing”) on September 4, 2020, the following officers resigned as officers of the Company, effective as of the Closing: Peter Farr, Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Assistant Secretary; Scott Manuel, Vice President, Digital Product and Technology; Billie McConkey, Vice President, People, Legal and Secretary; Kristin Roberts, Vice President, News; and Stephanie Zarate, Controller and Treasurer.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 4, 2020, following the Closing, the Company filed a certificate of amendment to its charter (the “Charter Amendment”) with the Secretary of State of the State of Delaware, effective as of September 4, 2020. The charter was amended solely to reflect the change in the Company’s name from “The McClatchy Company” to “JCK Legacy Company”. The Company also amended its bylaws solely to reflect the new corporate name. The Charter Amendment and the amended and restated bylaws are attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, effective as of September 4, 2020
3.2	Amended and Restated Bylaws, effective as of September 4, 2020
10.1	Pension Transition Services Agreement between The McClatchy Company Retirement Plan, The McClatchy Company and SIJ, LLC, effective as of September 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

September 9, 2020		JCK Legacy Company

	By:	/s/ Craig Forman
Craig Forman President and Chief Executive Officer